Exhibit 99.1

News Release

For Further Information:

Jessica Gulis, 248.559.0840

ir@cnfrh.com

For Immediate Release

Conifer Holdings Appoints Investment Strategy Leader Gerald W. Hakala
to its Board of Directors

Birmingham, MI, August 26, 2022 – Conifer Holdings, Inc. (Nasdaq: CNFR) (“Conifer” or the “Company”) announced today that Gerald W. Hakala has been elected to the Board of Directors of the Company.

Mr. Hakala is co-Chief Investment Officer of Clarkston Capital Partners, LLC, an investment management firm with offices in Rochester, Michigan; Bloomfield Hills, Michigan; and Scottsdale, Arizona. Before co-founding Clarkton Capital Partners in 2007, Mr. Hakala held finance, accounting and portfolio management positions with various companies.

Mr. Hakala holds a B.B.A. from the University of Michigan Ross School of Business, an M.B.A. from Michigan State University, and is a Chartered Financial Analyst. With more than 23 years of experience in the fields of finance, accounting and portfolio management, Mr. Hakala brings deep knowledge and insight of financial and investment strategy to the Board.

James Petcoff, Executive Chairman and co-CEO, stated, “We are very pleased to welcome Jerry to serve on Conifer’s Board of Directors.  His expertise in portfolio management and investment strategy will be immensely beneficial to the Company through all market cycles, and is particularly timely in the current market.”

About the Company

Conifer Holdings, Inc. is a specialty insurance holding company, offering customized coverage solutions tailored to the needs of our insureds.  Nationwide, Conifer markets largely through independent agents, and is traded on the NASDAQ exchange under the symbol “CNFR”.   Additional information is available on the Company’s website at www.CNFRH.com.